ARTICLES OF INCORPORATION
                                       OF
                            NEW WAVE WINDMILLSS CORP.





1.   The name of the corporation is: New Wave Windmills Corp.

2. The address of the registered office is: 50 Jutland Road, Toronto Ontario M8Z 2H1

3.   The number of directors is: 1 minimum 10 maximum

4. The first director is: Ronald Pearlman, 50 Jutland Road, Toronto Ontario M8Z 2H1; Resident of Canada? Yes

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

         None

6. The classes and any maximum number of shares that the corporation is authorized to issue: The corporation is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

9.   Other provisions if any:

9.01 that the board of directors may from time to time, in such amounts and on such terms as it deems expedient:

9.01.2 issue, reissue, sell or plede debt obligations (including bonds, debentures, notes or other similar obligations, secured or unsecured) of the corporation;

9.01.3 to the extent permitted by law, give a guarantee on behalf of the corporation to secure performance of any present of future indebtedness, liability or obligation of any person; and

9.01.4 charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any of the currently owned or subsequently acquired real or personal, movable or immovable, property of the corporation, including book debts, rights, powers, franchises and undertakings, to secure any debt obligations or any money borrowed or other debt or liability of the corporation;

The board of directors may from time to time delegate such one or more of the directors and officers of the corporation as may be designated by the board all or any of the powers conferred on the board above to such extent and in such manner as the board shall determine at the time of each such delegation;

10. The name and address of the incorporators are: Ronald Pearlman; 50 Jutland Road, Toronto Ontario M8Z 2H1

The articles are signed in duplicate.

/s/